Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Carolyn Gay Vice President, Risk Manager & Financial Accounting Officer Intermountain Community Bancorp (509)944-3888 carolyng@panhandlebank.com
INTERMOUNTAIN COMMUNITY BANCORP (IMCB) EXCEEDS $1 BILLION IN ASSETS WITH CONSISTENT GROWTH AND STEADY EARNINGS
Total Assets climbed to $1.04 billion during the third quarter of this year
Sandpoint, Idaho, October 24, 2007 — Intermountain Community Bancorp (OTCBB — IMCB.OB), the holding company for Panhandle State Bank, the largest locally owned state bank in Idaho, announced earnings for the third quarter of 2007 today. Net income totaled $2.4 million, down slightly from the $2.5 million reported for the third quarter of 2006. For the nine months ended September 30, 2007, net income was $6.7 million, down 3.3% from the $6.9 million reported for the nine months ended September 30, 2006. The slight decline in earnings during these periods reflected increases in the Company’s loan loss provision, narrowing of the interest margin and slower growth in non-interest income as the Company adjusts to a weaker real estate economy. Assets continued to grow at a strong pace, totaling a record $1.04 billion at September 30, 2007, an increase of 18.1% over September 30, 2006. Loan balances increased by 17.5% and deposit balances increased by 13.0% over this same period. Earnings per fully diluted share for the third quarter of 2007 were $0.28 per share compared to $0.30 per share for the third quarter of 2006. Earnings per fully diluted share for the nine months ended September 30, 2007 were $0.78 per share compared to $0.81 per share during the same period in 2006.
“Although we feel fortunate to continue expanding and operating in some of the strongest markets in the nation, our customers and communities are feeling the effects of a slowing national economy, particularly in terms of real estate,” noted Chief Executive Officer Curt Hecker. “As customers become increasingly concerned about recent news stories regarding liquidity crises, mortgage market meltdowns and global slowdowns, we believe they will turn more to local banks that are strong and active in their communities. We’re well-positioned to offer customers a safe, familiar environment in which to bank, while still offering access to the time and cost savings available through the latest technology. We’re focusing on the opportunities created by current market conditions to improve our quality of service and develop even deeper relationships with our customers and communities.”

“The recently released FDIC market share data demonstrates our success in reaching these customers,” Hecker added. “We now rank #1 in market share in five out of the eight markets in which we operate and have demonstrated share growth in all our markets.”
Third Quarter 2007 Highlights
•	Net income for the quarter ended September 30, 2007 was $2.4 million, a 4.2% decrease from the third quarter of 2006

•	Net interest income after loan loss provision for the nine months ended September 30, 2007 was $31.5 million, an increase of 8.2% compared to the same period last year

•	Total assets increased 18.1% over the same period last year to a record $1.04 billion

•	Net loans receivable increased $113.0 million, or 17.5%, compared to the same period last year

•	Deposits increased $89.7 million, or 13.0%, for the first nine months of 2007 over the same period in 2006

•	Book value per share was $10.44, an increase of 12.1% compared to September 30, 2006

•	Total equity increased 14.4% to $86.1 million compared to the same period in the prior year
Financial Summary:
Net income for the quarter ended September 30, 2007 totaled $2.4 million, down 4.2% from the third quarter of 2006. Net income for the nine months ended September 30, 2007 totaled $6.7 million, a decrease of 3.3% from the same period in 2006. Annualized return on average assets for the three months ended September 30, 2007 declined to 0.95% from 1.20% while annualized return on average equity decreased to 11.4%, compared to 13.7% for the same period one year ago. Annualized return on average assets for the nine months ended September 30, 2007 decreased to 0.93% from 1.18% in 2006, while annualized return on average equity decreased to 10.9% compared to 13.3% for the first nine months of 2006. Over these periods of time, the Company has continued to increase both interest and non-interest income by expanding its customer base and asset balances. However, these increases have been offset by increasing interest expense as deposit pricing adjusted higher, a substantial increase in the loan loss provision for 2007 due to growth in the loan portfolio and worsening credit conditions in the real estate market, and increasing operating expenses related to continued growth and additional regulatory compliance requirements.
Net interest income before provision for loan losses rose to $12.4 million for the quarter ended September 30, 2007, an improvement of $1.3 million, or 11.3%, over the third quarter of 2006. Net interest income before provision for loan losses rose to $34.7 million for the nine months ended September 30, 2007, an increase of $4.0 million, or 13.2% over the same period one year ago. The Company continued to experience consistent growth in earning assets during this period, offset by the impacts of a decline in the net interest margin. IMCB’s net interest margin decreased 32 basis points to 5.38% for the quarter ended September 30, 2007 compared to 5.70% for the quarter ended September 30, 2006. IMCB’s net interest margin decreased 42 basis points to 5.30% for the nine months ended September 30, 2007 compared to 5.72% for the nine months ended September 30, 2006. The decrease in margin resulted from earning asset rates stabilizing over the past year while liability rates continued to increase in response to earlier market rate increases. However, net interest margin has improved slightly during 2007, increasing to 5.38% in the third quarter of 2007 compared to 5.24% and 5.32%, respectively, in the first and second quarters of 2007. The

Company’s net interest margin performance continues to rank near the top of its peer group nationwide.
The provision for losses on loans increased to $1.2 million for the third quarter of 2007 compared to a provision of $0.9 million for the third quarter of 2006. The provision totaled $3.2 million for the first nine months of 2007, compared to $1.6 million for the nine months ended September 30, 2006. These increases are due to strong growth in the overall loan portfolio and weakening credit conditions, particularly in the residential land, subdivision development, and residential construction segments of the Company’s loan portfolio. In particular, the Company wrote off three credit relationships totaling $1.2 million in the nine months ended September 30, 2007 in these segments. While the Company does not have significant direct exposure to sub-prime mortgages or sub-prime mortgage-backed securities, the rapidly deteriorating housing market is creating pressure on some of its real-estate oriented customers. The loan loss allowance to total loans ratio was 1.48% at September 30, 2007, compared to 1.52% at September 30, 2006. Management believes this level of loan loss allowance is adequate for the balance and the mix of the loan portfolio as of September 30, 2007.
Other income for the third quarter of 2007 increased by $0.6 million, or 20.6%, over the third quarter of 2006. For the first nine months, other income totaled $9.8 million in 2007 compared to $7.8 million in 2006. The Company experienced growth in fees and service charges, BOLI income and other non-interest income during this nine-month period, but the slowdown in the housing market negatively impacted mortgage and construction fee income. Results for the prior year were also depressed by a restructuring of the investment portfolio in the second quarter of 2006, which created a $983,000 pre-tax loss in the 2006 period. This restructuring improved both the long-term return of the investment portfolio and its risk characteristics.
Non-interest expense for the third quarter of 2007 totaled $10.7 million, an increase of $1.5 million, or 16.2% over third quarter 2006. Non-interest expense for the nine months ended September 30, 2007 increased $4.5 million to $30.4 million, or 17.6%, compared to the nine months ended September 30, 2006. This compares with a $7.2 million, or 38.3%, increase in non-interest expense for the 2006 nine-month period versus the same period in 2005. The rates of increase in operating expenses are slowing as the Company is focusing more attention on improving efficiency. As a percentage of average assets, annualized non-interest expense totaled 4.19% for the first nine months of 2007 versus 4.39% for the same period in 2006. The primary factors in the growth in non-interest expense continue to be staffing and fixed asset increases to support both organic bank growth and increasing regulatory expectations.
Earnings per share for the quarter ended September 30, 2007 totaled $0.29, and, on a fully diluted basis, $0.28 per share. This compares to earnings per share of $0.31 and fully diluted earnings per share of $0.30 for the same period last year, and $0.27 and $0.25 respectively for the quarter ended June 30, 2007. Earnings per share for the nine months ended September 30, 2007 totaled $0.82, and on a fully diluted basis, $0.78 per share, compared to $0.86 and fully diluted earnings per share of $0.81 for the same period last year. All prior period earnings per share amounts have been adjusted for the 10% stock dividend effective May 15, 2007.
As of September 30, 2007, assets totaled $1.04 billion, an increase of $159.6 million, or 18.1%, over September 30, 2006 and an increase of $64.9 million, or 6.6%, over June 30, 2007. The asset growth in the third quarter of 2007 reflects continued strong lending performance in a tightening lending market, and the addition of $41.3 million in investment securities purchased as part of a hedging transaction to help protect the Company’s net interest income against additional drops in short-term market interest rates.
Total deposits grew $89.7 million, or 13.0%, over September 30, 2006 to a total of $778.3 million, and loans receivable increased $113.0 million, or 17.5%, over September 30, 2006. Total deposits grew $43.9 million, or 6.0%, over June 30, 2007, and loans receivable increased $19.2 million, or 2.6%, over June 30, 2007. Loans receivable totaled $760.2 million at September 30, 2007. Growth in the southwestern Idaho and Spokane markets accounted for much of the growth in loans in the third quarter of 2007. The deposit growth was a combination of improved volumes in existing branches, increasing contributions from new markets, and $15 million in wholesale deposits purchased as part of the hedging transaction noted above. Advances from the Federal Home Loan Bank funded the rest of the $41.3 million investment purchase described above.
While the Company continues to maintain strong asset quality compared to historical norms, the softening real estate market is presenting additional risk. Total non-performing loans were $1.5 million or 0.20% of net loans as of September 30, 2007, compared to $0.7 million or 0.11% of net loans at September 30, 2006. Annualized net charge-offs to average net loans increased to 0.32% for the quarter ended September 30, 2007 compared to 0.04% for the quarter ended September 30, 2006, as the Company experienced a $0.5 million charge-off from one large credit relationship.
Total equity increased to $86.1 million, a 14.4% increase over September 30, 2006. The increase in equity resulted from the retention of net income and an increase in the market value of the available for sale investment portfolio. Book value per share at September 30, 2007 totaled $10.44 compared to $9.31 at September 30, 2006, a 12.1% increase.
“Our 2007 results reflect the challenging economy that most financial institutions are operating in,” states Hecker. “Our employees consider these challenges as opportunities to continue focusing on our customers, improving efficiency and increasing our adaptability to changing conditions. Our employees continue to be the best in the industry, focusing on their highly personalized relationships with our customers and communities.”
Key Financial Results (dollars in thousands, except per share data):

	At September 30,
Balance Sheet	2007	2006	Actual Change	% Change
Loans Receivable, net	$760,225	$647,240	$112,985	17.5%
Allowance for Loan Loss	11,412	9,965	1,447	14.5%
Goodwill, net	11,662	11,662	—	—
Other Intangible Assets, net	761	922	(161)	(17.5)%
Total Assets	1,041,811	882,219	159,592	18.1%
Total Deposits	778,296	688,644	89,652	13.0%
Shareholder’s Equity	86,050	75,219	10,831	14.4%
Book Value Per Share	$10.44	$9.31	$1.13	12.1%
Shares Outstanding at end of Period	8,243,447	8,082,696	160,751	2.0%

	Three Months Ended September 30,		Nine Months Ended September 30,
Income Statement	2007	2006	2007	2006
Total Interest Income	$19,084	$16,030	$54,093	$42,571
Total Interest Expense	6,721	4,924	19,411	11,931
Provision for Losses on Loans	1,221	910	3,228	1,576
Net Interest Income After Provision	11,142	10,196	31,454	29,064
Total Other Income	3,584	2,973	9,822	7,777
Total Operating Expenses	10,718	9,221	30,352	25,814
Income Before Taxes	4,008	3,948	10,924	11,027
Income Tax Provision	1,590	1,423	4,229	4,101
Net Income	$2,418	$2,525	$6,695	$6,926
Basic Earnings Per Share	$0.29	$0.31	$0.82	$0.86
Diluted Earnings Per Share	$0.28	$0.30	$0.78	$0.81
Wtd-Avg Shares O/S Basic	8,223,257	8,054,527	8,193,268	8,016,949
Wtd-Avg Shares O/S Fully Diluted	8,592,975	8,558,530	8,608,796	8,516,484
Annualized Return on Assets	0.95%	1.20%	0.93%	1.18%
Annualized Return on Equity	11.4%	13.7%	10.9%	13.3%
Operating Efficiency Ratio	67.2%	65.5%	68.2%	67.2%
Net Interest Spread	5.34%	5.65%	5.23%	5.66%
Net Interest Margin	5.38%	5.70%	5.30%	5.72%
Company Activities:
Construction continues on the Company’s Financial and Technical Center in Sandpoint, Idaho. IMCB will occupy approximately one-half of the building as it relocates its Sandpoint branch and consolidates administrative offices in early 2008.
The Company relocated its Spokane Valley branch into a new building in August 2007. The branch includes a full-service branch, a home loan center and administrative offices.
About Intermountain Community Bancorp:
Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with twenty banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.
All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are listed on the OTC Bulletin Board ticker symbol IMCB.OB.
Additional information on Intermountain Community Bancorp, and its internet banking, can be found at www.intermountainbank.com.
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; a continued

decline in the housing market; a tightening of available credit; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.